For Immediate Release

Press Contacts:
Charles W. Fritz	Peter Moore
NeoMedia Technologies, Inc.	Walek & Associates
+1 (239) 337-3434	212.590.0533
cfritz@neom.com	pmoore@walek.com

NeoMedia Technologies Announces 12snap Sale

Ft. Myers, Fla., April 4, 2007 -- NeoMedia Technologies, Inc., a global leader in mobile enterprise and marketing technology, announced today it has sold 12snap AG, a wholly-owned division of NeoMedia Mobile, to the company’s management and Bernd M. Michael, a former shareholder, at a total purchase price of just under $5 million.

Under the agreement, the buyer will pay $1.1 million in cash at closing with another $500,000 in escrow to be paid within 90 days. Additionally, $2 million in seller’s top-off costs will be waived. Also, the new owners will provide NeoMedia with 10 percent of 12snap’s total stock, a $750,000 value; a share giveback by the new owners of 7.5 million NeoMedia shares valued at approximately $382,000 and $200,000 worth of free services by 12snap.

As part of an ongoing cooperation agreement, 12snap will remain a preferred partner of NeoMedia, enjoy most favored prices and continue to develop the qode/lavasphere technology for the company. 12snap’s current supervisory board members will deliver their resignations.

“This sales agreement is central to NeoMedia’s current strategy of selling its non-core divisions, in order to place its focus solely on its qode and Gavitec AG divisions,” said Chas Fritz, chairman and interim CEO of NeoMedia.

Michael Birkel, the CEO of 12snap, commented, “We are very excited about this development. The new agreement with NeoMedia helps us to strengthen and invest into our client service, new working tools and our geographic expansion in the years to come.”

About NeoMedia Technologies, Inc.
NeoMedia Technologies, Inc. (www.neom.com), is a global leader in mobile enterprise and marketing technology, bridging the physical and electronic world with innovative direct-to-mobile-Web technology solutions. NeoMedia’s flagship qode service links the world’s leading companies to the wireless, electronic world. NeoMedia is headquartered in Fort Myers, Fla., with an office in Aachen, Germany.